
F O R M 3                           U.S. Securities and Exchange Commission             OMB Approval
                                            Washington, D.C.  20549                     OMB Number                3235-0104
                                                                                        Expires:          December 31, 2001
                                                                                        Estimated ave.burden
                                                                                        hours per response .............0.5

                               INITIAL  STATEMENT OF BENEFICIAL  OWNERSHIP OF
                          SECURITIES  Filed  pursuant  to  Section  16(a) of the
                                     Securities Exchange Act of 1934,
                           Section 17(a) of the Public Utility  Holding Company
                              Act  of  1935  or   Section   30(f)  of  the
                                     Investment Company Act of 1940
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1.   Name and Address of Reporting Person*      2.  Date of Event Requiring     3. IRS Identification No.
                                                    Statement (Month/Day/Yr)       of Reporting Person
                                                                                   (Voluntary)
      Jones           Jeffrey      A.                         11/10/1999
     _____________________________________           _______________________        __________________
         (Last)      (First)     (Middle)

     216 Hill Street
     __________________________________________       4. Issuer Name and Ticker or Trading
                    (Street)                                           Symbol

     Albany           TX       76430                     Texoil, Inc.   (TXLI)
     _____________________________________            _______________________________________________
         (City)      (State)   (ZIP)

5.   Relationship of Reporting Person(s) to Issuer   6.   If Amendment, Date of Original
     (Check all applicable)
           X     Director             10% Owner          ____________________________________
     -----------            ---------
                  Officer             Other                          (Month/Day/Year)
     -----------            ---------

     (give title below)    (specify below)           7. Individual or Joint/Group Filing
                                                        (Check Applicable Line)

     _____________________________________               X  Form filed by one Reporting Person
                                                        ---
                                                            Form filed by more than one Reporting Person
                                                        ---

* If the Form is filed by more than one Reporting
  Person, see Instruction 5(b)(v)
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             Table I - Non-Derivative Securities Beneficially Owned
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1.   Title of Security              2.    Amount of          3.     Ownership Form:   4.   Nature of Indirect
     (Instr. 4)                           Securities                Direct (D) or          Beneficial
                                          Beneficially              Indirect (I)           Ownership
                                          Owned (Instr. 4)          (Instr. 5)             (Instr. 5)

     No securities owned.
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
         (Print or Type Responses)

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               Table II - Derivative Securities Beneficially Owned
          (e.g. puts, calls, warrants, options, convertible securities)
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1.   Title of                       2.  Date Exercisable and           3.  Title and Amount of Securities
     Derivative                         Expiration Date                    Underlying Derivative Security
     Security                           (Month/Day/Year)                   (Instr. 4)

                                    Date             Expiration                         Amount or Number
                                    Exercisable      Date              Title            of Shares


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4.  Conversion or Exercise          5.  Ownership Form of                       6.  Nature of Indirect Beneficial
    Price of Derivative                 Derivative Security:                        Ownership
    Security                            Direct (D) or Indirect (I)                  (Instr. 5)
     (Instr. 4)                         (Instr. 5)

    ----------------------------        ----------------------------------          ------------------------------

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Explanation of Responses:



                               /s/ Jeffrey A. Jones                   11/22/99
                               ---------------------------------     -----------
                                **Signature of Reporting Person      Date


** Intentional misstatements or omissions of facts constitute Federal
Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
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